This page being
(Continued from Screen 35)
filed for series  1.
   Condensed balance sheet data:         As of the end of
current reporting
                                        period (000's
omitted except for per
                                        share amounts and
number of accounts)
74.O) Payables for portfolio instruments purchased ---------
-------- $     2166
   P) Amounts owed to affiliated persons -------------------
---------$      358
   Q) Senior long-term debt --------------------------------
-------- $        0
   R) Other liabilities:  1. Reverse repurchase agreements -
-------- $        0
                          2. Short sales -------------------
-------- $        0
                          3. Written options ---------------
-------- $        0
                          4. All other liabilities ---------
-------- $     1511
   S) Senior equity ----------------------------------------
-------- $        0
   T) Net assets of common shareholders --------------------
-------- $   707532
   U) 1. Number of shares outstanding ----------------------
--9591,1169,2,11042
      2. Number of shares outstanding of a second class of
shares
         of open-end company -------------------------------
--------          0
   V) 1. Net asset value per share (to nearest cent) ---
32.53,31.58,31.60,32.48
      2. Net asset value per share of a second class of open-
end
         company shares (to nearest cent) ------------------
-------- $     0.00
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) ----------
-------- $   0.0000
   X) Total number of shareholder accounts -----------------
---11860,2788,1,460
   Y) Total value of assets in segregated accounts ---------
-------- $    69663
                              SCREEN NUMBER: 36